PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (as the same may be further amended, restated, supplemented, or otherwise modified from time to time, this “Security Agreement”) dated as of June 5, 2009, is made by INTERFACE, INC., a Georgia corporation (the “Notes Issuer”), each of the other Persons listed as “Grantors” on the signature pages hereof (each of the foregoing, including the Notes Issuer, individually, a “Grantor” and, collectively, the “Grantors”), in favor of U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the Note Holders described below, and each successor collateral agent as may be appointed from time to time pursuant to Article 7 of the Indenture described below (together with its successors and assigns, the “Collateral Agent”), for the benefit of each of the Note Holders (as defined in the Indenture, defined below).  Capitalized terms used herein have the meanings set forth in or incorporated by reference in Article I.

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture dated of even date herewith (as amended, restated, supplemented, refinanced or otherwise modified from time to time, the “Indenture”), by and among the Notes Issuer, the Grantors party thereto, and U.S. Bank National Association in its capacity as Trustee (in such capacity, the “Trustee”), the Notes Issuer will issue the Notes (as defined below) and the Guarantors will guarantee the payment and performance of the Notes Issuer Obligations, each upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Sixth Amended and Restated Credit Agreement dated as of June 30, 2006, by and among the Notes Issuer, InterfaceFLOR, LLC, a Georgia limited liability company (the “Subsidiary L/C Account Party”), Interface Fabrics, Inc., a Delaware corporation, the banks and lending institutions listed on the signature pages thereof, and such other banks and lending institutions which become “Lenders” as provided therein (collectively, the “Lenders”), the “Domestic Agent” as defined therein, and Wachovia Bank, National Association, in its capacity as first lien agent (in such capacity, together with any successors thereto, the “First Lien Agent”), as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement dated as of January 1, 2008, and further amended by that certain Second Amendment to Sixth Amended and Restated Credit Agreement dated as of May 14, 2009 (as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Credit Agreement”), the Lenders have made certain financial accommodations available to the Notes Issuer and the Subsidiary L/C Account Party.

WHEREAS, pursuant to that certain Intercreditor Agreement dated as of even date herewith by and among the Notes Issuer, the other Grantors, the Subsidiary L/C Account Party, the First Lien Agent and the Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), the First Lien Agent and the Collateral Agent agreed, among other things, on their relative rights and priorities in respect of the Collateral.

WHEREAS, as a condition precedent, among other things, to the Trustee entering into the Indenture, and to induce the Note Holders to purchase the Notes, the Indenture requires that the Grantors shall execute and deliver this Security Agreement to the Collateral Agent for its benefit and the ratable benefit of the Note Holders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce U.S. Bank National Association to enter into the Indenture as trustee and to act as Collateral Agent hereunder, subject to the terms and conditions thereof, each Grantor agrees, for the benefit of the Collateral Agent and the Note Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms.  The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

 “Capital Securities” means with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the date hereof.

“Collateral” is defined in Section 2.1.

“Collateral Agent” is defined in the preamble.

“Computer Hardware and Software Collateral” means:

(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b) all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by any Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all firmware associated therewith;

(d) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Copyright Collateral” means all copyrights of a Grantor, whether statutory or common law, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Schedule V hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” is defined in the recitals.

“Distributions” means all non-cash dividends paid on Capital Securities, liquidating dividends paid on Capital Securities, shares of Capital Securities resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Securities constituting Collateral, but excluding Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Capital Securities constituting Collateral that are not a liquidating dividend.

“Equipment” is defined in clause (c) of Section 2.1.

“First Lien Agent” is defined in the recitals.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a state thereof executed and delivered by any Grantor pursuant to the terms of this Security Agreement, in form and substance satisfactory to the Collateral Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in a Security Document).

“Grantor” is defined in the preamble.

“Guarantor Obligations” means with respect to any Guarantor that is a Grantor, all obligations and liabilities of such Guarantor owing to any Note Holder or the Collateral Agent which may arise under or in connection with the Indenture, this Security Agreement or any Notes Document, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable and actual fees and disbursements of counsel to the Collateral Agent or to the Note Holders that are required to be paid by such Grantor pursuant to the terms of the Indenture, this Security Agreement or any Notes Document).

“Indenture” is defined in the first recital.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered by any Grantor from time to time in favor of the Collateral Agent for the benefit of the Note Holders, substantially in the form of Exhibit B hereto, or such other form as agreed to by the Collateral Agent, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Intercompany Note” means (a) any of the senior demand notes payable to any Grantor listed on Schedule I annexed hereto, (b) any other promissory note payable to any Grantor substantially in the form approved by the First Lien Agent or in the form of Exhibit A hereto (with such modifications as agreed to by the Collateral Agent), as amended, modified or supplemented from time to time in accordance with clause (d) of Section 4.7 hereof, and (c) any notes delivered in extension or renewal of or substitution therefor for any of the foregoing notes.

“Intercreditor Agreement” has the meaning set forth in the preamble.

“Inventory” is defined in clause (d) of Section 2.1.

“Lien” means any mortgage, deed of trust, pledge, security interest, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

“Notes Issuer” is defined in the preamble.

“Note Holder” means a person in whose name a Note is registered, determined in accordance with the terms of the Indenture.

“Notes” means the 11 3/8% Senior Secured Notes due 2013, issued by the Notes Issuer pursuant to the Indenture.

“Notes Documents” means, collectively, the Indenture, the Notes, the Security Documents, the Intercreditor Agreement, this Security Agreement, and each other document, instrument, certificate, mortgage and agreement executed and delivered by the Notes Issuer or any other Guarantor in connection with the Indenture or this Security Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Issuer Obligations” means the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Notes Issuer (including, without limitation, interest accruing at the then applicable rate provided in the Indenture or the Notes after the maturity of the Notes and interest accruing at the then applicable rate provided in the Indenture or the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Notes Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Note Holder and the Collateral Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, this Security Agreement, the other Notes Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, penalties, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable and actual fees and disbursements of counsel that are required to be paid to any Note Holder pursuant to the terms of this Security Agreement or any Notes Document).

“Patent Collateral” means:

(a) all letters patent and applications for letters patent throughout the world, including each pending patent and patent application referred to in Schedule III hereto;

(b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a):

(c) all patent licenses; and

(d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Receivables” is defined in clause (e) of Section 2.1.

“Related Contracts” is defined in clause (e) of Section 2.1.

“Secured Obligations” means (i) in the case of the Notes Issuer, its Notes Issuer Obligations, and (ii) in the case of each other Grantor, its Guarantor Obligations.

“Securities Act” is defined in clause (a) of Section 6.2.

“Security Agreement” is defined in the preamble.

“Security Document” means any mortgage, deed of trust, deed to secure debt, security agreement, pledge agreement or other agreement that provides for the creation or perfection of a security interest in any assets or properties of any Grantor in favor of the Collateral Agent as security for the Secured Obligations.

“Securities Control Agreement” means an agreement in form and substance satisfactory to the Collateral Agent which provides for the Collateral Agent to have “control” (as used in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts).

“Termination Date” means the date on which all Secured Obligations have been performed and paid in full in cash (other than contingent obligations not yet due and payable) and all Notes outstanding under the Indenture have been paid and satisfied in full (other than contingent obligations not yet due and payable).

“Trademark Collateral” means:

(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those referred to in Schedule IV hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);

(b) all Trademark licenses for the grant by or to the Grantor of any right to use any Trademark; and

(c) all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, except to the extent that the validity or the perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York in which case “UCC” means the Uniform Commercial Code as in effect in such jurisdiction.

SECTION 1.2. Indenture Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings set forth in the Indenture.

SECTION 1.3. UCC Definitions.  Unless otherwise defined herein or in the Indenture or the context otherwise requires, terms (whether capitalized or not) for which meanings are provided in the UCC, as the same shall be hereafter amended, are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Other Definition Provisions.  All definitions contained in this Security Agreement or incorporated herein from the Indenture are equally applicable to the singular and plural forms of the terms defined.  Unless the context clearly states otherwise, the use of “include” or “including” shall be by way of example rather than by limitation.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Security Agreement refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest.  Each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and the ratable benefit of each Note Holder, a continuing security interest in all of the following property, whether now or hereafter existing or acquired by such Grantor (collectively, the “Collateral”):

(a) all Intercompany Notes in which such Grantor has an interest (including each Intercompany Note described in Item A of Schedule I hereto (including the right to receive payment of the principal of and accrued interest on such Intercompany Note, and other rights of such Grantor arising in its capacity as the payee of such Intercompany Note));

(b) (i) all investment property in which such Grantor has an interest (including the Capital Securities of each issuer of such Capital Securities described in Item B of Schedule I hereto) and (ii) all other Capital Securities which are interests in limited liability companies or partnerships in which such Grantor has an interest (including the Capital Securities of each issuer of such Capital Securities described in Item B of Schedule I hereto), in each case together with Dividends and Distributions payable in respect of the Collateral described in the foregoing clauses (b)(i) and (b)(ii);

(c) all equipment, goods, fixtures, and furniture of such Grantor, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto (collectively referred to as the “Equipment”);

(d) all inventory in all of its forms of such Grantor, including (i) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which, such Grantor has an interest or right as consignee), and (iii) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefor (all of the foregoing collectively referred to as the “Inventory”);

(e) all accounts, contracts, chattel paper (including tangible and electronic chattel paper), documents, instruments, and general intangibles (including tax refunds, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including goodwill associated with any Intellectual Property Collateral)) of such Grantor, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts, contracts, chattel paper, documents, instruments, and general intangibles (all of the foregoing collectively referred to as the “Receivables”, and any and all such security agreements, guaranties, leases and other contracts collectively referred to as the “Related Contracts”);

(f) all Intellectual Property Collateral of such Grantor;

(g) all deposit accounts of such Grantor (including any lockbox, lockbox account, checking or other demand deposit account, concentration, time, savings, passbook or similar account maintained with a bank and all cash, and all items and other property from time to time deposited therein or otherwise credited thereto);

(h) all money, cash or cash equivalents of such Grantor;

(i) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

(j) all of such Grantor’s general intangibles and other tangible and intangible property and rights of every kind and description and interests therein (whether or not subject to the UCC) including, without limitation, all technology, programs, programming materials, blueprints, drawings, purchase orders, customer lists, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, reports, catalogs, uniform resource locations (URLs), internet domain names, and industrial designs, or rights therein or applications therefor, whether under license or otherwise, and, with respect to each of the foregoing, whether acquired, owned, or used pursuant to a license, permit, franchise, or agreement (whether written or oral);

(k) all supporting obligations and letter-of-credit rights of such Grantor;

(l) the following commercial tort claims: (i) Interface, Inc., et al. v. Shaw Industries, Inc., et al., Civil Action No. 4:05-CV-0189-HLM, pending in the United States District Court for the Northern District of Georgia, (ii) Interface, Inc., et al. v. Mohawk Industries, Inc., et al., Civil Action No. 4:05-CV-0190-HLM, pending in the United States District Court for the Northern District of Georgia, (iii) Interface, Inc., et al. v. Collins & Aikman Floor Coverings, Inc., et al., Civil Action No. 4:05-CV-0191-HLM, pending in the United States District Court for the Northern District of Georgia, and (iv) Collins & Aikman Floor Coverings, Inc., et al. v. Interface, Inc., Civil Action No. 4:05-CV-0133-HLM, pending in the United States District Court for the Northern District of Georgia; and

(m) all products, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a) through (l) above, and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or distributions or, rights arising out of, returns of and from, and any and all claims and/or insurance payments arising out of the loss, nonconformity, or interference with the use of, defects or infringements of rights in, or damage to any of the foregoing Collateral), all supporting obligations in respect of any of the foregoing.

Notwithstanding the foregoing, “Collateral” shall not include the following:

(i) any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant or would give any other party to such contact, instrument, license or other document the right to terminate its obligations thereunder, in either case, unless and until any required consents shall have been obtained, provided that the limitation set forth in this sentence shall not apply with respect to any such general intangible or right if and to the extent that the prohibition or restriction on the security interest in and to such asset granted in this Security Agreement is rendered ineffective under Sections 9-406, 9-407, 9-408, or 9-409 of the UCC; provided, further that each Grantor shall use its best efforts to obtain consents for any general intangibles or other rights arising under any contracts, instruments, licenses or other documents which are material to the operation of such Grantor’s business (which best efforts shall not require that such Grantor pay any fee or other sum or that such Grantor agrees to an amendment of the underlying transaction giving rise to such restriction)); and

(ii) investment property consisting of Capital Securities of an issuer that is a Foreign Subsidiary (other than a Foreign Subsidiary that (A) is treated as a partnership under the Code or (B) is not treated as an entity that is separate from (x) any Grantor, (y) any Person that is treated as a partnership under the Code or (z) any “United States person” (as defined in Section 7701(a)(30) of the Code)) of any Grantor, in excess of 65% of the total combined voting power of all stock of each such Foreign Subsidiary, provided further, however, that, in the event of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive or guideline of any Governmental Authority that results in a Grantor not being required under Section 956(a)(1) of the Code to include in its gross income for United States federal income tax purposes its pro rata share of any such Foreign Corporation’s increase for any taxable year in earnings invested in United States property as a result of such Grantor’s pledge hereunder to the Collateral Agent of more than 65% of the combined voting power of all classes of stock of such Foreign Subsidiary entitled to vote, the Collateral Agent on behalf of the Note Holders may require such Grantor to pledge such stock; and

(iii) any assets or Capital Securities of any Grantor expressly identified on the Schedules hereto as not being pledged hereunder.

SECTION 2.2. Security for Obligations.  This Security Agreement and the Collateral in which the Collateral Agent, for the ratable benefit of the Note Holders, are granted a security interest in hereunder secures the payment of all Secured Obligations, whether now existing or hereafter arising.  Notwithstanding anything to the contrary contained in this Security Agreement, the security interests created by Section 2.1 above and the rights and remedies of the Collateral Agent and the Note Holders with respect to the Collateral shall be subject and subordinate to the rights granted to the First Lien Agent for the ratable benefit of the holders of  First Priority Lien Obligations and the limitations imposed upon the Collateral Agent and the Note Holders, all as more specifically set forth in the Intercreditor Agreement.  No term or provision set forth in this Security Agreement is intended to limit, supplement or modify any term or provision set forth in the Intercreditor Agreement.  In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and this Security Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 2.3. Grantor Remains Liable.  Anything herein to the contrary notwithstanding:

(a) each Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

(b) the exercise by Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c) neither Collateral Agent nor any Note Holder will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will Collateral Agent or any Note Holder be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.4. Security Interest Absolute, etc.  This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date has occurred.  All rights of the Note Holders and the security interests granted to the Collateral Agent (for its benefit and the ratable benefit of each Note Holder) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a) surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, the Indenture, any Notes Document, or any other guaranty held by any Note Holder securing any of the Secured Obligations, except to the extent of any waiver, release, consent, or departure permitted or effected in accordance with the terms of such documents;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any of the Secured Obligations, any waiver, indulgence, renewal, extension, amendment or modification of, or addition, consent or supplement to, or deletion from, or any other action or inaction under or in respect of, the Indenture, the other Notes Documents, or any other documents, instruments or agreements relating to the Secured Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;

(c) any lack of validity or enforceability of the Indenture, the other Notes Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;

(d) any furnishing to the Note Holders of any additional security for the Secured Obligations, or any sale, exchange, release or surrender of, or realization on, any security for the Secured Obligations;

(e) any settlement or compromise of any of the Secured Obligations, any security therefor, or any liability of any other party with respect to the Secured Obligations, or any subordination of the payment of the Secured Obligations to the payment of any other liability of such Grantor;

(f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Grantor, or any action taken with respect to this Security Agreement by any trustee or receiver, or by any court, in any such proceeding;

(g) any nonperfection of any security interest or Lien on any collateral, or any amendment or waiver of, consent to, or departure from, any guaranty or security for all or any of the Secured Obligations;

(h) any application of sums paid by any Grantor or any other Person with respect to the Secured Obligations of any Grantor to the Collateral Agent or any Note Holder, regardless of what Secured Obligations of such Grantor remain unpaid;

(i) any act or failure to act by Collateral Agent or any Note Holder which may adversely affect such Grantor’s subrogation rights, if any, against another Person to recover payments made under this Security Agreement;

(j) the granting by Collateral Agent or any Note Holder of any credit to any Grantor, whether or not liability therefor constitutes Secured Obligations, or any failure or refusal of Collateral Agent or any Note Holder to grant any other credit to any Grantor even if Collateral Agent or any Note Holder thereby breaches any duty or commitment to the Notes Issuer, Grantor, or any other Person;

(k) the application by Collateral Agent or any Note Holder of credits, payments, or proceeds to any portion of the Secured Obligations;

(l) any failure by Collateral Agent or any Note Holder to give any Grantor notice of (i) the making of any loan or other credit extension or the terms, conditions, and other provisions applicable thereto, (ii) any dishonor by the Notes Issuer or any Grantor, or (iii) the inaccuracy or incompleteness of any representation, warranty, or other statement made by any Grantor, and

(m) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor, any surety or any guarantor (other than the Termination Date).

SECTION 2.5. Postponement of Subrogation, etc.  Each Grantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Notes Document to which it is a party, nor shall any Grantor seek or be entitled to seek any contribution or reimbursement from any other Grantor, in respect of any payment made under any Notes Document or otherwise, prior to the first anniversary of the Termination Date.  Any amount paid to any Grantor on account of any such subrogation rights prior to the Termination Date shall, be held in trust for the benefit of the Note Holders and shall immediately be paid and turned over to the Collateral Agent for its benefit and for the ratable benefit of each other Note Holder in the exact form received by such Grantor (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with clause (b) of Section 6.1; provided, however, that if any Grantor has made payment to the Note Holders of all or any part of the Secured Obligations and the Termination Date has occurred more than one year preceding such request, then at such Grantor’s request, the Collateral Agent (on behalf of the Note Holders) will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Secured Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the first anniversary of the Termination Date, the Grantors shall refrain from taking any action or commencing any proceeding against the Notes Issuer (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Note Holder.

SECTION 2.6. Reinstatement.  If any payment made in respect of any Secured Obligations is rescinded or must otherwise be restored by any Note Holder and the Termination Date shall have occurred, this Security Agreement and such security interest shall be reinstated and otherwise restored all as though such payment had not been made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to each Note Holder as set forth below.

SECTION 3.1. As to Capital Securities of Subsidiaries.  (a) With respect to any Subsidiary (other than a Foreign Subsidiary) of any Grantor that is:

(i) a corporation, business trust, joint stock company or similar Person, all Capital Securities issued by such Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate; and

(ii) a partnership (general or limited) or limited liability company, no Capital Securities issued by such Subsidiary (A) are dealt in or traded on securities exchanges or in securities markets, (B) expressly provide that such Capital Securities are a security governed by Article 8 of the UCC, (C) are held in a securities account, or (D) are represented by a certificate (other than the Capital Securities represented by a certificate as set forth on Schedule I).

(b) With respect to any direct Foreign Subsidiary of such Grantor, except as set forth on Item D of Schedule I, all Capital Securities issued by such Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate.

(c) As of the date hereof, the percentage of the issued and outstanding Capital Securities of each domestic Subsidiary and direct Foreign Subsidiary pledged by such Grantor hereunder are as set forth on Item B of Schedule I hereto.  As of the date hereof, all Capital Securities have been delivered to the First Lien Agent, except for those Capital Securities as set forth in Item C of Schedule I hereto.  Item C also sets forth any restrictions on transfer in respect of the pledged Capital Securities.

SECTION 3.2. Intercompany Notes.  As of the date hereof, all Intercompany Notes have been duly authorized, executed, endorsed, issued and delivered to First Lien Agent, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

SECTION 3.3. Location of Collateral, etc.  As of the date hereof, all of the Equipment, Inventory and lock boxes and deposit accounts with an average balance on deposit therein as of the end of each Business Day of more than $200,000, of any Grantor are located at the places specified in Item A, Item B, Item C-1 and Item C-2 respectively, of Schedule II hereto, as each such Item may be supplemented or otherwise modified from time to time pursuant to clause (a) of Section 4.3.  None of the Equipment and Inventory has, within the four months preceding the date of this Security Agreement, been located at any place other than the places specified in Item A and Item B, respectively, of Schedule II hereto except as set forth in a footnote thereto.  The true legal name as registered in the jurisdiction in which each Grantor is organized or incorporated, the state of incorporation or organization, the place(s) of business and the chief executive office of each Grantor and the office(s) where each Grantor keeps its records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, are located at the addresses set forth in Item D of Schedule II hereto, as each such Item may be supplemented or otherwise modified from time to time pursuant to clause (a) of Section 4.3.  As of the date hereof, no Grantor has any trade names other than those set forth in Item E of Schedule II hereto.  During the four months preceding the date hereof, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has any Grantor been the subject of any merger, consolidation, conversion or other corporate reorganization, except as set forth in Item F of Schedule II hereto.  Each Grantor’s federal taxpayer identification number and organizational number are (and, during the four months preceding the date hereof, no Grantor has had a federal taxpayer identification number or organizational number different from the ones) set forth in Item G of Schedule II hereto.  All Receivables evidenced by a promissory note or other instrument, negotiable document or chattel paper having an outstanding principal balance of more than $200,000 have been duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent and delivered and pledged to the First Lien Agent for itself pursuant to the Security Documents (as such term is defined in the Credit Agreement) and as bailee for the Collateral Agent pursuant to the Intercreditor Agreement.

SECTION 3.4. Ownership, No Liens, etc.  Each Grantor owns its Collateral free and clear of any Lien, except for Liens (a) created by this Security Agreement, and, in the case of Collateral other than any investment property (including Capital Securities of any Subsidiary of any Grantor) in which such Grantor has an interest, or (b) permitted by Section 4.10 of the Indenture.  No effective financing statement or other filing similar in effect covering any Collateral is on file in any recording office, except those filed in favor of the Collateral Agent relating to this Security Agreement or those filed in connection with Liens permitted by Section 4.10 of the Indenture.

SECTION 3.5. Possession of Inventory, etc.  Each Grantor maintains exclusive possession of its goods, instruments and Inventory, other than Inventory in transit in the ordinary course of business and Inventory located at locations where Inventory is permitted to be located pursuant to the Credit Agreement as in effect on the date hereof.

SECTION 3.6. Instruments and Chattel Paper.  Each Grantor has delivered to the First Lien Agent (for itself and as bailee for the Collateral Agent) possession of all originals of all instruments and chattel paper owned or held by such Grantor on the date hereof and having an outstanding principal balance of more than $200,000 and agrees that it will, promptly following receipt, deliver to the First Lien Agent possession of all originals of such instruments and chattel paper that it acquires following the date hereof, in each case unless First Lien Agent has waived in writing such requirement.

SECTION 3.7. Intellectual Property Collateral.  With respect to any material Intellectual Property Collateral:

(a) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

(b) such Intellectual Property Collateral is valid and enforceable;

(c) each Grantor has full power, authority, and legal right to pledge its Intellectual Property Collateral and enter into this Security Agreement and perform its terms; and

(d) each Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every such item of Intellectual Property Collateral in full force and effect throughout the world, as applicable.

SECTION 3.8. Each Grantor owns directly or is entitled to use by license or otherwise, all patents, trademarks, trade secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of material importance to the conduct of such Grantor’s business.

SECTION 3.9. Validity, etc.  This Security Agreement creates a valid security interest in the Collateral securing the payment of the Secured Obligations.  Each Grantor has authorized for filing and delivered to the Collateral Agent originals of all financing statements suitable for filing in the appropriate offices and (a) in the case of Collateral comprised of certificated securities or instruments, has authorized for filing and delivered to Collateral Agent financing statements suitable for filing in the appropriate offices and (b) in the case of Collateral comprised of uncertificated securities and other investment property (other than certificated securities), has taken such actions causing the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts) of such Collateral.

SECTION 3.10. Authorization, Approval, etc.  Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required either:

(a) for the grant by each Grantor of the security interest granted hereby, the pledge by each Grantor of any Collateral pursuant hereto or for the execution, delivery and performance of this Security Agreement by each Grantor;

(b) for the perfection of or the exercise by the Collateral Agent for the benefit of the Note Holders of its rights and remedies hereunder (except for whatever action is necessary for filing in the appropriate offices); or

(c) for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement, or, except with respect to any securities issued by a Subsidiary of each Grantor, as may be required in connection with a disposition of such securities by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement.

SECTION 3.11. Compliance with Laws.  Each Grantor is in compliance with the requirements of all laws applicable to the Collateral (including the provisions of the Fair Labor Standards Act), rules and regulations, except where the non-compliance of such could not reasonably be expected to materially and adversely affect the value of the Collateral.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date has occurred, each Grantor will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property and Intercompany Notes, Etc.

SECTION 4.1.1. Capital Securities of Subsidiaries.  (a) Each Grantor will cause each of its Subsidiaries (other than a Foreign Subsidiary) that is:

(i) a corporation, business trust, joint stock company or similar Person, to provide in its organizational documents that all securities issued by such Subsidiary will be represented by a certificate; and

(ii) a partnership or limited liability company, to provide in its organizational documents that no Capital Securities issued by such Subsidiary will (A) be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide that such Capital Securities are securities governed by Article 8 of the UCC, (C) be held in a securities account, or (D) be represented by a certificate (other than the Capital Securities represented by a certificate as set forth on Schedule I).

(b) commencing 30 days after the date hereof, each Grantor will cause each of its direct Foreign Subsidiaries to provide in its organizational documents to the extent permitted by laws applicable to such Foreign Subsidiary that all securities issued by such Foreign Subsidiary will be represented by a certificate; provided that nothing in this clause (b) shall require any Foreign Subsidiary to reorganize as a different legal entity;

(c) if at any time the aggregate value of the Capital Securities set forth on Item C of Schedule I hereto exceeds $10,000,000, such Grantor shall promptly cause such Capital Securities to be represented by a certificate and shall deliver such Capital Securities to the First Lien Agent (for itself and as bailee for the Collateral Agent under the Intercreditor Agreement) (unless the First Lien Agent shall have waived such requirement in writing); and

(d) Interface Overseas Holding, Inc. shall use its best efforts to obtain the consent of the minority shareholder of Interface Modernform Co. Ltd. to the pledge and grant of a security interest by Interface Overseas Holding, Inc. to the Collateral Agent in the Capital Securities of Interface Modernform Co. Ltd. owned by it (which best efforts shall not require the payment of any fee or other sum), promptly after obtaining such consent of the minority shareholder, Interface Overseas Holding, Inc. shall deliver the share certificates evidencing its ownership interest in Interface Modernform Co. Ltd. to the First Lien Agent (for itself and as bailee for the Collateral Agent under the Intercreditor Agreement) (unless the First Lien Agent shall have waived such requirement in writing);

SECTION 4.1.2. [Reserved].

SECTION 4.1.3. Stock Powers, etc.  Each Grantor agrees that with respect to certificated securities subject to a lien in favor of Collateral Agent pursuant to this Security Agreement it will, promptly following written request by Collateral Agent, duly execute and deliver to Collateral Agent undated blank stock powers, or other equivalent instruments of transfer acceptable to the Collateral Agent.

SECTION 4.1.4. Continuous Pledge.  Each Grantor will deliver to the Collateral Agent and at all times keep pledged to the Collateral Agent pursuant hereto all investment property constituting Collateral, all Dividends and Distributions with respect thereto, all Intercompany Notes (duly endorsed by such Grantor to the order of the Collateral Agent), and all interest and principal with respect to the Intercompany Notes, and all proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral and such Collateral shall be subject to Permitted Liens.  Notwithstanding anything in this Security Agreement to the contrary, no Grantor shall be required to deliver possession of any Collateral constituting instruments or certificated securities in its possession, except within five (5) Business Days following written request by Collateral Agent made to Notes Issuer after the Discharge of First-Lien Obligations (as such term is defined in the Intercreditor Agreement, unless any Discharge of First-Lien Obligations occurs solely as a result of a Refinance (as such term is defined in the Intercreditor Agreement) thereof.  Nothing herein is intended to limit, supplement or modify Section 5.5(f) of the Intercreditor Agreement.

SECTION 4.1.5. Voting Rights; Dividends, etc.  Each Grantor agrees:

(a) Promptly upon the occurrence and during the continuance of an Event of Default and without any request therefor by the Collateral Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Collateral Agent) to the Collateral Agent all Dividends and Distributions with respect to investment property, all interest, principal and other cash payments on Intercompany Notes, and all proceeds of the Collateral, in each case thereafter received by such Grantor, which shall be held by the Collateral Agent as additional Collateral; and

(b) Immediately upon the occurrence and during the continuance of an Event of Default and so long as the Collateral Agent has notified such Grantor of the Collateral Agent’s intention to exercise its voting power under this clause, such Grantor agrees:

(i) that the Collateral Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any investment property constituting Collateral, and such Grantor hereby grants the Collateral Agent an irrevocable proxy, exercisable under such circumstances, to vote such investment property; and

(ii) to promptly deliver to the Collateral Agent such additional proxies and other documents as may be necessary to allow the Collateral Agent to exercise such voting power.

(c) All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by such Grantor but which such Grantor is then obligated to deliver to the Collateral Agent shall, until delivery to the Collateral Agent, be held by such Grantor separate and apart from its other property in trust for the Note Holders.  The Collateral Agent agrees that unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the notice referred to in clause (b), each Grantor will have the exclusive voting power with respect to any investment property constituting Collateral and the Collateral Agent will, upon the written request of each Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by each Grantor which are necessary to allow each Grantor to exercise that voting power; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by each Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Notes Document.

SECTION 4.1.6. Organizational Documents.  No Grantor will amend, supplement or otherwise modify or permit, consent to or suffer to occur any amendment, supplement or modification of, any terms or provisions contained in, or applicable to, any organizational document of any Subsidiary that has issued Capital Securities included in the Collateral if the effect thereof is to impair, or is in any manner adverse to, the rights or interests of any Note Holder unless consented to by the Collateral Agent.

SECTION 4.2. As to Equipment and Inventory.  Each Grantor hereby agrees that it will keep all the Equipment and Inventory (other than Equipment and Inventory sold in accordance with the terms of the Indenture, motor vehicles and Inventory in transit) at the places therefor specified in Section 3.3 (or as otherwise permitted by the terms of the Indenture or the Credit Agreement) or, upon 30 days’ prior written notice to the Collateral Agent, at such other places in a jurisdiction where all representations and warranties set forth in Article III shall be true and correct, and all action required pursuant to Section 4.7 shall have been taken with respect to the Equipment and Inventory.  If at any time the fair market value of all motor vehicles of the Grantors exceeds $1,500,000, the Grantors shall deliver to Collateral Agent certificates of title for all such motor vehicles in excess of $1,500,000, not later than thirty (30) days following written request of Collateral Agent made to Note Issuer after the Discharge of First-Lien Obligations (as such term is defined in the Intercreditor Agreement, unless any Discharge of First-Lien Obligations occurs solely as a result of a Refinance (as such term is defined in the Intercreditor Agreement) thereof.

SECTION 4.3. As to Receivables.  Each Grantor will keep its chief executive office, its jurisdiction of formation, the office(s) where it keeps its records concerning the Receivables and all originals of all chattel paper which evidences Receivables located at the addresses set forth in Item D of Schedule II hereto, or, upon 30 days’ prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by Section 4.7 shall have been taken with respect to the Receivables and other Collateral.  No Grantor will change its name or federal taxpayer identification number or jurisdiction of formation except upon 30 days’ prior written notice to the Collateral Agent.  In addition, each Grantor shall supplement the information contained in Schedule II hereto on the certificate described in Section 4.06 of the Indenture on each date such a certificate is required to be delivered to the Trustee under Section 4.06 of the Indenture, including any changes to the information set forth in Section 3.3 hereof.

SECTION 4.4. Certain Rights as to Collateral.

(a) Subject to clause (b) of this Section, each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request following the occurrence of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Collateral Agent may, (i) revoke any or all of the rights of such Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

(d) Each Grantor hereby authorizes the Collateral Agent to endorse, in the name of each Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other proceeds of any of the Collateral.

SECTION 4.5. As to Intellectual Property Collateral.  Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any material Intellectual Property Collateral of each Grantor:

(a) no Grantor will do or fail to perform any act whereby any of the material Intellectual Property Collateral may lapse or become abandoned or dedicated to the public or unenforceable, unless, such Grantor shall either (i) reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor, or (ii) have a valid business purpose to do otherwise;

(b) each Grantor shall promptly notify the Collateral Agent if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding each Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) except as otherwise provided in the Credit Agreement and Credit Documents as defined thereunder, in no event will any Grantor or any of its agents, employees or designees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly (but not less than quarterly) informs the Collateral Agent, and upon request of the Collateral Agent, executes and delivers all agreements, instruments and documents as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property Collateral;

(d) each Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the material Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a) or (b));

(e) each Grantor will promptly (but no less than quarterly) execute and deliver to the Collateral Agent (as applicable) an Intellectual Property Security Agreement in the form of Exhibit B hereto following its obtaining an interest in any such material Intellectual Property Collateral, and shall execute and deliver to the Collateral Agent any other document required to acknowledge or register or perfect the Collateral Agent’s and Note Holder’s interest in any part of such item of Intellectual Property Collateral; provided, however, notwithstanding anything herein to the contrary, the Collateral Agent will not take any action to perfect its security interest in any Intellectual Property Collateral registered in any foreign jurisdiction unless an Event of Default shall exist; and

(f) no Grantor shall enter into any agreement that is inconsistent with such Grantor’s obligations with respect to the Intellectual Property Collateral under this Security Agreement or any other Notes Document, and shall not otherwise sell or assign its interest in, or grant any license or sublicense with respect to, any of the Intellectual Property Collateral, other than in the ordinary course of business consistent with past practice, as otherwise permitted by the Indenture or the Credit Agreement, or to the extent that the failure to comply with this Section 4.5(f) does not constitute a Materially Adverse Effect, without Collateral Agent’s prior written consent which shall not be unreasonably withheld.

SECTION 4.6. As to Insurance and Certain Other Intangible Property.

(a) each Grantor will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such mounts as are customary for such companies under similar circumstances;

(b) at any time that any Grantor is or becomes the beneficiary of a standby letter of credit or during the existence of an Event of Default, a commercial letter of credit, such Grantor shall promptly and in any event within five (5) Business Days after becoming a beneficiary, notify the Collateral Agent thereof and not later than five (5) Business Days following written request by Collateral Agent made to Note Issuer after the Discharge of First-Lien Obligations (as such term is defined in the Intercreditor Agreement, unless any Discharge of First-Lien Obligations occurs solely as a result of a Refinance (as such term is defined in the Intercreditor Agreement) thereof, enter into a tri-party agreement with Collateral Agent and the issuer and/or confirming bank with respect to Letter of Credit rights assigning and consenting to the assignment of such Letter of Credit rights to the Collateral Agent, as the case may be, all in form and substance reasonably satisfactory to the Collateral Agent;

(c) not later than five (5) Business Days following written request by Collateral Agent made to Note Issuer after the Discharge of First-Lien Obligations (as such term is defined in the Intercreditor Agreement, unless any Discharge of First-Lien Obligations occurs solely as a result of a Refinance (as such term is defined in the Intercreditor Agreement) thereof, each Grantor shall take all steps necessary to grant the Collateral Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act; and

(d) each Grantor shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Collateral Agent of any commercial tort claim (as defined in the UCC) acquired by it having a value in such Grantor’s good faith estimation of $500,000 or more and to which such Grantor has commenced a civil action or similar legal proceeding, such Grantor shall enter into a supplement to this Security Agreement, granting to Collateral Agent a Lien in such commercial tort claim.

SECTION 4.7. Further Assurances, etc.  Each Grantor will warrant and defend the security interest herein granted unto the Collateral Agent, for its benefit and the ratable benefit of each Note Holder, by such Grantor in and to the Collateral (and all right, title and interest represented by such Collateral) against the claims and demands of all Persons whomsoever.  Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Collateral Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor, provided that no Grantor shall be required to execute or deliver any account agreement, account control agreement or similar agreement with respect to any deposit account, interest account or securities or investment account unless and until there shall have occurred the Discharge of the First-Lien Obligations (as such term is defined in the Intercreditor Agreement), exclusive of any Discharge of the First-Lien Obligations occurring solely as a result of the Refinance thereof (as such term is defined in the Intercreditor Agreement):

(a) will from time to time upon the reasonable request of the Collateral Agent, promptly deliver to the Collateral Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Collateral Agent, with respect to such Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent after the occurrence and during the continuance of any Event of Default promptly transfer any Capital Securities constituting Collateral into the name of any nominee designated by the Collateral Agent for the ratable benefit of the Note Holders; if any Receivable having an outstanding principal balance of more than $200,000 shall be evidenced by an instrument, negotiable document or chattel paper, deliver and pledge to the Collateral Agent hereunder such instrument, negotiable document or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; provided, however, that no such delivery or transfer obligations set forth in this subsection (a) shall apply unless and until there shall have occurred the Discharge of the First-Lien Obligations (as such term is defined in the Intercreditor Agreement), exclusive of any Discharge of the First-Lien Obligations occurring solely as a result of the Refinance thereof (as such term is defined in the Intercreditor Agreement);

(b) will execute and file (or caused to be filed) such financing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated trader or pursuant to any version thereof), as may be necessary or that the Collateral Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent or the other Note Holders hereby;

(c) hereby authorizes the Collateral Agent to (i) file such financing statements and other documents without its signature (to the extent allowed by applicable law) and (ii) indicate the Collateral on any financing statements and amendments thereto as (A) all assets of such Grantor or words of similar import, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (B) being of an equal or lesser scope or with greater detail;

(d) shall not enter into any agreement amending, supplementing or waiving any provision of any Intercompany Note (including any underlying instrument pursuant to which such Intercompany Note is issued), that compromises, releases or extends the time for payment of any obligation of the maker thereof;

(e) shall not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Intercompany Note or other instrument constituting Collateral;

(f) will furnish to the Collateral Agent, from time to time as the Collateral Agent may reasonably request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail;

(g) shall not change its state of organization or incorporation or its name, identity or organizational structure such that any financing statement filed to perfect the Collateral Agent’s interests under this Security Agreement would become seriously misleading, unless such Grantor shall have given the Collateral Agent not less than 30 days’ prior notice of such change (provided that this Section 4.7(g) shall not be deemed to authorize any change or transaction prohibited under the Indenture); and

(h) following the occurrence and during the continuance of an Event of Default, each Grantor shall furnish to the Collateral Agent, from time to time as the Collateral Agent may reasonably request, statements and schedules identifying and describing all federal, state or local government contracts to which each Grantor is a party.

SECTION 4.8. [Intentionally Omitted].

SECTION 4.9. Transfers and Other Liens.  No Grantor shall:

(a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral except as permitted by the Indenture; or

(b) create or suffer to exist any Lien upon or with respect to any of the Collateral to secure Indebtedness of any Person, except for the security interest created by this Security Agreement and except as permitted by the Indenture.

SECTION 4.10. Terminations; Amendments Not Authorized.  Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Collateral Agent and agrees that it will not do so without the prior written consent of the Collateral Agent, subject to each Grantor’s rights under Section 9-509(d)(2) of the Code.

ARTICLE V

THE COLLATERAL AGENT

SECTION 5.1. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of each Grantor or otherwise, from time to time in the Collateral Agent’s, so long as a payment default exists, discretion and, at all other times, reasonable credit judgment, during the existence of an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c) to receive and open all mail addressed to Grantor;

(d) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to perform the affirmative obligations of each Grantor hereunder (including all obligations of each Grantor pursuant to Section 4.7);

(f) to execute assignments, licenses and other documents to enforce the rights of the Collateral Agent and the Note Holders with respect to any Collateral;

(g) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any account of such Grantor;

(h) to use or license such Grantor’s labels, Intellectual Property Collateral, in advertising for sale and selling Inventory and other Collateral and to collect any amounts due under accounts, contracts or negotiable Collateral of such Grantor;

(i) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its, so long as a payment default exists, discretion and, at all other times, reasonable credit judgment, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;

(j) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts or other documents, assignments, verifications and notices in connection with accounts, chattel paper and other documents relating to the Collateral; and

(k) while a payment default exists, to bring suit in its own name (on behalf of the Note Holders) to enforce any rights with respect to the Intellectual Property Collateral and, if the Collateral Agent shall commence any such suit, such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all proper documents reasonably required by the Collateral Agent in aid of such enforcement.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

SECTION 5.2. Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.4.

SECTION 5.3. Collateral Agent Has No Duty.  The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Note Holders) in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:

(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or

(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care.  The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care, provided, further that the Collateral Agent shall have no liability to any Grantor or any Note Holder except to the extent caused by its gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies.  If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties;

(ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  At any such sale or other disposition, the Collateral Agent may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral sold, free from any right of redemption on the part of such Grantor, which right is hereby waived and released; and

(iii) join in any opposition proceedings, cancellation proceedings, or lawsuit in its own name to enforce or protect the Intellectual Property Collateral.

(b) The Collateral Agent may:

(i) transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,

(ii) notify the parties obligated on any of the Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,

(iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv) indorse any checks, drafts, or other writings in each Grantor’s name to allow collection of the Collateral,

(v) take control of any proceeds of the Collateral,

(vi) dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; and

(vii) execute (in the name, place and stead of each Grantor) indorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(c) In addition to all other rights granted herein or otherwise available to the Collateral Agent, each of the Grantors hereby grants the Collateral Agent the right to use any and all Intellectual Property Collateral (to the extent such use does not violate the rights of any Person other than the Grantors) in connection with the Collateral Agent’s exercise of its rights and remedies under this Security Agreement and the other Notes Documents during the existence of an Event of Default.

SECTION 6.2. Securities Laws.  If the Collateral Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 6.1, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

(a) execute and deliver, and cause (or, with respect to any issuer which is not a Subsidiary of such Grantor, use its best efforts to cause) each issuer of the Collateral contemplated to be sold and the directors, officers, managers and trustees thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

(b) use its best efforts to qualify the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Collateral Agent;

(c) cause (or, with respect to any issuer which is not a Subsidiary of such Grantor, use its best efforts to cause) each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

(d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

Each Grantor further acknowledges the impossibility of ascertaining the amount of damages that would be suffered by any of the Note Holders by reason of the failure of such Grantor to perform any of the covenants contained in this Section and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by an independent appraiser) of the Collateral on the date the Collateral Agent shall demand compliance with this Section.

SECTION 6.3. Compliance with Restrictions.  Each Grantor agrees that:

(a) in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to:

(i) avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or

(ii) obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and

(b) such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to any Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction; provided that the Collateral Agent acted in compliance with Article 9 of the UCC.

SECTION 6.4. Indemnity and Expenses.

(a) Each Grantor agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement (including enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Collateral Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(b) Each Grantor will, upon demand, pay to the Collateral Agent the amount of any and all actual and reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with:

(i) the administration of each Notes Document,

(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral,

(iii) the exercise or enforcement of any of the rights of the Collateral Agent or the Note Holders hereunder, and

(iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(c) All of the foregoing fees, costs and expenses shall be part of the Secured Obligations and shall be secured by the Collateral.  This Section 6.4 shall survive the termination of this Security Agreement.

SECTION 6.5. Protection of Collateral.  The Collateral Agent may from time to time, at its option, perform any act which any Grantor fails to perform after being requested in writing so to perform by the Collateral Agent (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 6.6. Application of Proceeds.  All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the proceeds of the Collateral shall be paid over by the Collateral Agent to the Domestic Agent for application to the Secured Obligations in the order set forth in the Indenture, unless a court of competent jurisdiction shall otherwise direct.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. [Intentionally Omitted].

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment.  This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Collateral Agent for the benefit of the Note Holders and its successors, transferees and assigns; provided, however, that no Grantor may assign any of its obligations hereunder without the prior written consent of the Collateral Agent.  Without limiting the foregoing, any Note Holder may assign or otherwise transfer all or any portion of the Secured Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Note Holder under this Security Agreement or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the applicable provisions of the Indenture.

SECTION 7.3. Amendments, etc.  No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Note Holders, as the case may be, pursuant to Section 9.02 of the Indenture) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices.  All notices and other communications provided for hereunder shall be given in the manner provided in Section 10.02 of the Indenture to the appropriate party at the address or facsimile number of such party pursuant to the Indenture and shall be deemed given as provided in the Indenture.

SECTION 7.5. Foreign Pledge Agreements.  Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Collateral Agent for its benefit and the ratable benefit of each other Note Holder, each Grantor and the Collateral Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of a Foreign Pledge Agreement are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Note Holders under such Foreign Pledge Agreement and under applicable law to the extent consistent with applicable law; provided, that, in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable Foreign Pledge Agreement or applicable law governing such Foreign Pledge Agreement, the terms of such Foreign Pledge Agreement or such applicable law shall be controlling.

SECTION 7.6. Release of Liens.  Upon (a) a sale of Collateral permitted by Section 4.12 of the Indenture or otherwise not prohibited by the Indenture, (b) the terms and conditions of the Intercreditor Agreement with respect to any sale or other disposition of Collateral, or (c) the occurrence of the Termination Date the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clauses (a) or (b)) or (ii) all Collateral (in the case of clause (c)).  Upon such termination, the Collateral Agent will, at the applicable Grantor’s sole expense, deliver to such Grantor, without any representations, warranties or recourse of any kind whatsoever, all terminated Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 7.7. Certain Exceptions Regarding Collateral; Landlord Waiver Agreement.  Notwithstanding anything in this Security Agreement or any other Note Document to the contrary, neither Collateral Agent nor any Note Holder shall require, and neither Notes Issuer nor any other Grantor shall be required to do, the following: (i) enter into or deliver any account agreement, account control agreement or similar agreement with respect to any deposit account, interest account or securities or investment account unless and until there shall have occurred the Discharge of the First-Lien Obligations (as such term is defined in the Intercreditor Agreement), exclusive of any Discharge of the First-Lien Obligations occurring solely as a result of the Refinance thereof (as such term is defined in the Intercreditor Agreement); (ii) take any action with respect to the filing, registration or perfection of a security interest in any Intellectual Property in any filing office in any country or jurisdiction other than the United States of America so long as the First Lien Agent has not filed, registered or perfected a security interest in such Intellectual Property in such filing office in such country or jurisdiction other than the United States of America; or (iii) execute and deliver any third party landlord waiver or similar third party agreements with respect to any Collateral located on any leased premises of any Grantor or with respect to any other lease to which any Grantor is a party.

SECTION 7.8. No Waiver; Remedies.  No failure on the part of any Note Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.9. Section Captions.  Section captions used in this Security Agreement are for convenience of reference only, and shall not affect the construction of this Security Agreement.

SECTION 7.10. Severability.  Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement

SECTION 7.11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.

(a) THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN ANY COURT OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, EACH GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH GRANTOR HEREBY IRREVOCABLY DESIGNATES KILPATRICK STOCKTON LLP, AT ITS NEW YORK, NEW YORK OFFICE, AS ITS DESIGNEE, APPOINTEE AND LOCAL AGENT TO RECEIVE, FOR AND ON BEHALF OF SUCH GRANTOR, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT OR ANY DOCUMENT RELATED HERETO.  IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON EITHER SUCH LOCAL AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH GRANTOR PURSUANT TO SECTION 7.4 HEREOF, BUT THE FAILURE OF SUCH GRANTOR TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.  IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON SUCH LOCAL AGENT, EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GRANTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

SECTION 7.12. Counterparts.  This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Security Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Security Agreement.

SECTION 7.13. Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Security Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Security Agreement.  Any party delivering an executed counterpart of this Security Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Security Agreement.

SECTION 7.14. Recitals Incorporated Herein; Schedules and Exhibits.  The preamble and recitals to this Security Agreement are incorporated herein by this reference.  All Schedules and Exhibits attached hereto are made a part hereof.

SECTION 7.15. Additional Grantors.  The Notes Issuer and each Grantor shall cause those Subsidiaries of such Persons to become party to this Security Agreement in accordance with and to the extent required by the Indenture.  For the avoidance of doubt, Interface Global Company, ApS shall not be required to become a party to this Security Agreement.  Upon the execution and delivery by any Subsidiary or any other Person of a supplement in the form of Exhibit C hereto, such Subsidiary or Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a “Grantor” hereunder.  The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTORS:

INTERFACE, INC.
By: /s/ Patrick C. Lynch

Name: Patrick C. Lynch

Title: Senior Vice President

INTERFACEFLOR, LLC
BENTLEY PRINCE STREET, INC.
BENTLEY MILLS, INC.
COMMERCIAL FLOORING SYSTEMS, INC.
FLOORING CONSULTANTS, INC.
INTERFACE AMERICAS, INC.
INTERFACEARCHITECTURAL RESOURCES, INC.
INTERFACE OVERSEAS HOLDINGS, INC.
FLOR, INC.
QUAKER CITY INTERNATIONAL, INC.
RE:SOURCE AMERICAS ENTERPRISES, INC.
RE:SOURCE MINNESOTA, INC.
RE:SOURCE NORTH CAROLINA, INC.
RE:SOURCE NEW YORK, INC.
RE:SOURCE OREGON, INC.
RE:SOURCE SOUTHERN CALIFORNIA, INC.
RE:SOURCE WASHINGTON, D.C., INC.
SOUTHERN CONTRACT SYSTEMS, INC.
SUPERIOR/REISER FLOORING RESOURCES, INC.

By: /s/ Patrick C. Lynch

Name: Patrick C. Lynch

Title: Senior Vice President

INTERFACESERVICES, INC.

By:           /s/ Keith E. Wright

Name:     Keith E. Wright

Title:       Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,

By:           BENTLEY PRINCE STREET, INC., its sole member

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President

INTERFACE AMERICAS HOLDINGS, LLC,

By:           INTERFACE, INC., its manager

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President

INTERFACE AMERICAS RE:SOURCE TECHNOLOGIES, LLC,

By:           INTERFACEFLOR, LLC, its sole member

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By: /s/ Paul L. Henderson
Name: Paul L. Henderson
Title: Assistant Vice President

SCHEDULE I

to Pledge and Security Agreement

Item A.               Intercompany Notes

Item B.               Capital Securities

Item C.	Subsidiaries Where Capital Stock Not Pledged/ Restrictions on Transfer and/or Pledge

Item D.	Foreign Subsidiaries Capital Securities None.

Schedule I-1

SCHEDULE II

to Pledge and Security Agreement

Item A.	Location of Equipment

Item B.	Location of Inventory

Item C-I.	Location of Lock Boxes

Item C-2.	Location of Deposit Accounts

Item D.	True Legal Name, State of Incorporation or Organization, Places of Business, and Chief Executive Office.

Item E.	Trade Names

Item F.	Merger or Other Corporate Reorganization

Item G.	Federal Taxpayer Identification Number/Organizational Number

Schedule II-1

SCHEDULE III

to Pledge and Security Agreement

Patents

Schedule III-1

SCHEDULE IV

to Pledge and Security Agreement

Trademarks

Schedule IV-1

SCHEDULE V

to Pledge and Security Agreement

Copyrights/Mask Works

Schedule V-1

EXHIBIT A

to Pledge and Security Agreement

DEMAND NOTE

$_____________ _______ __, 2___

FOR VALUE RECEIVED, the undersigned, [APPLICABLE SUBSIDIARY], a corporation (the “Maker”), promises to pay on demand to the order of [_______________], a [_______________] (the “Payee”), the principal sum of ______________________ DOLLARS ($___________) or such lesser amount which equals the aggregate unpaid principal amount of all intercompany loans made by the Payee to the Maker.

The unpaid principal amount of this demand note (this “Note”) shall bear interest at a rate equal to such rate per annum as shall be agreed upon from time to time by the Payee and the Maker, payable at such times as shall be agreed upon by the Payee and the Maker, and all payments of principal of and interest on this Note shall be payable in same day or immediately available funds in Dollars.  Except as set forth in the next sentence, all payments on this Note shall be made by the Maker to the Payee’s account as notified to the Maker from time to time, and shall be evidenced on the books and records of the Maker and the Payee.  The Maker hereby agrees that upon notification by U.S. Bank National Association, as collateral agent under the Security Agreement referenced below (including its successors, transferees or assigns, referred to as the “Collateral Agent”) to the Maker that an Event of Default has occurred and is continuing (collectively referred to as a “Payment Event”), it will make (and the Payee irrevocably instructs the Maker to make) all payments of principal and accrued interest on this Note on demand to an account identified by the Collateral Agent, and upon the delivery of such notice (which can include a facsimile notice), the Collateral Agent shall have all rights of the Payee to demand (and collect) payment of, and enforce all rights with respect to, the Indebtedness evidenced by this Note.

This Note is one of the Intercompany Notes referred to in the Pledge and Security Agreement dated as of June ___, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”), among the Payee, the other “Grantors” party thereto, and the Collateral Agent and has been pledged to the Collateral Agent (for its benefit and the ratable benefit of each other Note Holder) as security for the Secured Obligations.  Unless otherwise defined herein or the context otherwise requires, terms used in this Note have the meanings provided in (or by reference in) the Security Agreement.

THIS NOTE IS DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE.  THE MAKER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO ACCEPT THIS NOTE.

Exhibit A-1

[NAME OF APPLICABLE SUBSIDIARY]

By:

Name Printed:

Title:

Pay to the order of U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

[___________________________]

By:

Name Printed:

Title:

Exhibit A-2

EXHIBIT B

to Pledge and Security Agreement

[INSERT INTELLECTUAL PROPERTY SECURITY AGREEMENT]

[TO FOLLOW]

Exhibit B

EXHIBIT C

to Pledge and Security Agreement

SUPPLEMENT TO

 PLEDGE AND SECURITY AGREEMENT

This SUPPLEMENT TO PLEDGE AND SECURITY AGREEMENT dated as of ____________ ___, _____ (this “Supplement”), is to the Pledge and Security Agreement dated as of June [___], 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), among the Grantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Security Agreement or in the Indenture (defined below)) from time to time party thereto, in favor of U.S. BANK NATIONAL ASSOCIATION, as the collateral agent (together with its successor(s) thereto in such capacity, the “Collateral Agent”) for each of the Note Holders.

W I T N E S S E T H:

WHEREAS, pursuant to the that Indenture dated as of [__________] (as amended, restated, supplemented, refinanced or otherwise modified from time to time, the “Indenture”), by and among the Notes Issuer, [the Subsidiaries of the Notes Issuer party thereto], the Guarantors party thereto, and U.S. Bank National Association, as trustee;

WHEREAS, pursuant to the provisions of Section 7.16 of the Security Agreement, each of the undersigned is required to become a “Grantor” under the Security Agreement; and

WHEREAS, each of the undersigned desires to become a “Grantor” under the Security Agreement subject to the terms and conditions thereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of the Collateral Agent (on behalf of the Note Holders), as follows.

a. Party to Security Agreement, etc.  In accordance with the terms of the Security Agreement, by its signature below, each of the undersigned hereby irrevocably agrees to become a “Grantor” under the Security Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Security Agreement applicable to it as a Grantor and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.  In furtherance of the foregoing, each reference to a “Grantor” and/or “Grantors” in the Security Agreement shall be deemed to include each of the undersigned.

b. Representations.  Each of the undersigned Grantors hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Security Agreement constitutes the legal, valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms.

Exhibit C-1

c. Full Force of Security Agreement.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.

d. Severability.  Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Security Agreement.

e. Governing Law, Entire Agreement, etc.  THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  This Supplement and the other Notes Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

f. Counterparts.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Supplement  may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Supplement.

g. Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Supplement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Supplement.  Any party delivering an executed counterpart of this Supplement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Supplement.

h. Further Assurances.  Each Grantor agrees to take such further actions as the Collateral Agent shall reasonably request in connection herewith to evidence the provisions hereof.

i. Schedules.  Each of the undersigned represents and warrants that, as of the date of this Supplement and after giving effect hereto, each of the representations and warranties set forth in the Security Agreement, when read in conjunction with the Schedules attached hereto as Annex I (the “Supplemental Schedules”), is true and correct in all material respects, to the extent such representation and warranty is applicable to such Person.  Each of the Supplemental Schedules is incorporated in appropriate order into the Schedules attached to the Security Agreement, with the understanding and agreement that, whereas the corresponding Schedule attached to the Security Agreement was prepared as of a date earlier than this Supplement, such Supplemental Schedule shall be prepared as of the date of this Supplement.

Exhibit C-2

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplement to be duly executed and delivered by a duly authorized officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:

Name:

Title:

[NAME OF ADDITIONAL SUBSIDIARY]

By:

Name:

Title:

ACCEPTED AND AGREED FOR ITSELF

AND ON BEHALF OF THE SECURED PARTIES:

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

By:

Name:

Title:

Exhibit C-3

ANNEX I

to Supplement Pledge and Security Agreement

SUPPLEMENTAL SCHEDULES

Annex I